FORM OF INTERIM AND RESTATED SERVICE AGREEMENT

      INTERIM AND RESTATED SERVICE AGREEMENT, dated as of _________, 2000 (the "Agreement"), among Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), Credit Suisse Asset Management Securities, Inc. ("CSAMSI") and the undersigned service organization (the "Service Organization").

      WHEREAS, DLJSC and the Service Organization have entered into an agreement (as amended to date, the "Service Agreement") pursuant to which the Service Organization provides certain services to its clients or customers who invest, directly or through omnibus or networked accounts, in shares of one or more of the DLJ Mutual Funds listed on Schedule 1 hereto (each, a "Fund" and collectively, the "Funds"); and

      WHEREAS, Credit Suisse Group ("Credit Suisse") has agreed to acquire Donaldson, Lufkin & Jenrette, Inc., the parent company of DLJSC (the "Acquisition") and, within a short time thereafter, the Funds may, subject to the approval of the Trustees of such Funds, appoint CSAMSI as the distributor of the Funds (the "CSAMSI Appointment"); and

      WHEREAS, the Acquisition and the CSAMSI Appointment may constitute an "assignment" (as defined in the Investment Company Act of 1940, as amended (each, an "Assignment")) of the Service Agreement; and

      WHEREAS, DLJSC and the Service Organization desire to restate the Service Agreement to permit the terms of the Service Agreement, as modified below, to continue following the Acquisition ("Interim Agreement") and to provide that upon such time, if any, as CSAMSI is appointed distributor of the Funds that an agreement between the Service Organization and CSAMSI having the same terms and conditions as the Interim Agreement will automatically become effective ("Restated Agreement") (collectively, the Interim Agreement and the Restated Agreement, the "Agreement");

      NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1. Notwithstanding anything in the Service Agreement to the contrary, this Agreement restates and incorporates by reference the Service Agreement as of the effective date of the Acquisition. Without limiting the generality of the foregoing, upon the effective date of the Acquisition, except as contemplated herein (including section 3 below), DLJSC agrees to be responsible for the same obligations and will make the same representations, warranties and covenants (including the obligations to pay fees) as set forth in the Service Agreement, and the Service Organization agrees to make the same representations, warranties and covenants and perform the same services as set forth in the Service Agreement. With the occurrence of the Acquisition, the Service Agreement will be deemed to terminate and to have been superseded by this Interim Agreement

(including the Service Agreement incorporated by reference herein). Consequently, in interpreting the responsibilities of the parties following the effective date of the Acquisition, reference to the Service Agreement shall mean this Interim Agreement and any subsequent restatements and amendments thereof.

2. Upon such date, if any, as CSAMSI is appointed the distributor of the Funds, the Interim Agreement between DLJSC and the Service Organization made in section 1 above shall terminate and, effective upon such termination, shall be superceded by this Restated Agreement in this section 2 between CSAMSI and the Service Organization, such Restated Agreement having the same terms, conditions, representations, warranties and covenants as the Interim Agreement theretofore in effect between DLJSC and the Service Organization (including the Service Agreement incorporated by reference herein and section 3 below), in which case all references to DLJSC in the Service Agreement shall be deemed to represent, as appropriate, a reference to CSAMSI. Consequently, in interpreting the responsibilities of the parties following the effective date of the CSAMSI Appointment, references to the Agreement shall mean this Restated Agreement and any subsequent restatements and amendments thereof.

3. Each Agreement made herein may be terminated with respect to a Fund at any time, without the payment of any penalty, by vote of a majority of the members of the Board of Trustees of such Fund who are not interested trustees of such Fund and have no direct or indirect financial interest in the operation of the Fund's Rule 12b-1 plan or in any agreement related to such plan or by vote of a majority of the outstanding voting securities of such Fund on not more than 60 days' written notice to any party to this Agreement. Each such agreement shall automatically terminate in the event of its assignment subsequent to its effective date.

4. Solely for the limited purpose of receiving orders for Fund shares by customers prior to the close of regular trading on the New York Stock Exchange ("NYSE") on a business day and communicating such orders after the close of regular trading on the NYSE on such business day, the Service Organization shall be deemed to act as agent of the Funds. Except as described in the immediately preceding sentence, this Agreement does not create any agency, partnership, joint venture, employment or similar arrangement.

5. Notwithstanding anything in the Service Agreement to the contrary, the Funds covered by the Service Agreement shall consist of those open-end investment companies listed on Schedule 1 hereto, as may be amended from time to time, upon written notice to the Service Organization.

6. Except as modified herein, the provisions of the Service Agreement are ratified and affirmed in all respects.

IN WITNESS WHEREOF, each of the parties has executed this Agreement by a duly authorized officer as of the date first above written.


_________________________________________
(insert name of SERVICE ORGANIZATION)


By:   _____________________________
      Name:
      Title:

Date: _______________________, 2000


DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION


By:   _____________________________
      Name:
      Title:


CREDIT SUISSE ASSET MANANGEMENT SECURITIES, INC.


By:   _____________________________
      Name:
      Title:

                                                                      Schedule 1

                                DLJ Mutual Funds

Equity Funds

Core Equity Fund (a series of the DLJ Focus Funds)
Growth and Income Fund (a series of the DLJ Focus Funds)
Small Company Value Fund (a series of the DLJ Focus Funds)
Strategic Growth Fund (a series of the DLJ Select Funds)
Technology Fund (a series of the DLJ Select Funds)
Developing Markets Fund (a series of the DLJ Opportunity Funds)
International Equity Fund (a series of the DLJ Opportunity Funds)

Fixed Income Funds

Fixed Income Fund (a series of the DLJ Focus Funds)
Municipal Trust Fund (a series of the DLJ Focus Funds)
High Income Fund (a series of the DLJ Opportunity Funds)

Money Market Funds

U.S. Government Money Fund (a series of the DLJ Opportunity Funds) Municipal Money Fund (a series of the DLJ Opportunity Funds)